Exhibit 4.6

DESCRIPTION OF SECURITIES OF SEELOS THERAPEUTICS, INC.

The authorized capital stock of Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), consists of:

•	400,000,000 shares of common stock, $0.001 par value per share (“Common Stock”); and
•	10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

Common Stock

•

Voting Rights. Holders of Common Stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of Common Stock do not have any cumulative voting rights.

•

Liquidation Rights. Subject to any preferential rights of any outstanding Preferred Stock, in the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock.

•

No Preemptive or Redemption Rights. Shares of Common Stock do not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of Common Stock or any other securities convertible into Common Stock.

•	Dividend Rights. Holders of Common Stock shall be entitled to receive dividends if, as and when declared by the Company’s Board of Directors (the “Board”) in accordance with applicable law.
•	Anti-Takeover Provisions. See the below section titled “Anti-Takeover Effects of Nevada Law and Provisions of the Company’s Articles of Incorporation and Bylaws”.

Listing

The Common Stock is listed on the Nasdaq Capital Market under the symbol “SEEL.”

Preferred Stock

Under the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board has the authority, without further action by the stockholders, to designate one or more series of Preferred Stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the Preferred Stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms. Any or all of these may be preferential to or greater than the rights of the Common Stock. Of the Company’s authorized Preferred Stock, 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, 800 shares have been designated as Series B 8% Cumulative Convertible Preferred Stock, and 600 shares have been designated as Series C 6% Cumulative Convertible Preferred Stock. The Company currently has no outstanding shares of Preferred Stock.

The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of shares of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of shares of Common Stock.

The Board may specify the following characteristics of Preferred Stock:

•	The designation and stated value, if any, of the class or series of Preferred Stock;
•	The number of shares of the class or series of Preferred Stock offered, and the liquidation preference, if any, per share;
•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation, if any, applicable to the class or series of Preferred Stock;
•	whether dividends, if any, are cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of Preferred Stock will accumulate;
•	the provisions for a sinking fund, if any, for the class or series of Preferred Stock;
•	the provision for redemption, if applicable, of the class or series of Preferred Stock;
•

the terms and conditions, if applicable, upon which the class or series of Preferred Stock will be convertible into Common Stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the class or series of Preferred Stock;
•	the relative ranking and preferences of the class or series of Preferred Stock as to dividend rights and rights, if any, upon the liquidation, dissolution or winding up of the Company’s affairs;
•

any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with the class or series of Preferred Stock as to dividend rights and rights, if any, upon liquidation, dissolution or winding up of the Company’s affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the class or series of Preferred Stock.

Warrants

As of February 21, 2024 the Company had outstanding warrants to purchase an aggregate of approximately 5,270,276 shares of Common Stock as follows:

•

warrants to purchase an aggregate of 256 shares with an exercise price of $303.75 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on March 25, 2024, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the Common Stock is greater than the exercise price of the warrants on the expiration date of the warrants;

•

warrants to purchase an aggregate of 22 shares with an exercise price of $11,610.00 per share, all of which are currently exercisable and expire on October 17, 2024, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the Common Stock is greater than the exercise price of the warrants on the expiration date of the warrants;

•

warrants to purchase an aggregate of 17 shares with an exercise price of $14,760.00 per share, all of which are currently exercisable and expire on July 23, 2025, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the Common Stock is greater than the exercise price of the warrants on the expiration date of the warrants;

•

a warrant to purchase an aggregate of 3,834 shares with an exercise price of $270.00 per share, which is currently exercisable (subject to certain beneficial ownership limitations) and expires on March 25, 2024, which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the Common Stock is greater than the exercise price of the warrants on the expiration date of the warrant;

•

a warrant to purchase an aggregate of 2,975 shares with an exercise price of $360.00 per share, which is currently exercisable and expires on March 25, 2024, which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the Common Stock is greater than the exercise price of the warrant on the expiration date of the warrant;

•

warrants to purchase an aggregate of 33,625 shares with an exercise price of $25.20 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on March 9, 2026;

•

warrants to purchase an aggregate of 891,667 shares with an exercise price of $18.00 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on September 14, 2028;

•

warrants to purchase an aggregate of 133,334 shares with an exercise price of $31.80 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on November 20, 2028; and

•

warrants to purchase an aggregate of 4,204,546 shares with an exercise price of $1.32 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on December 1, 2028.

All of the outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to the Company under certain circumstances. Certain of the warrants also contain provisions that provide certain rights to warrant holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as:

•	the right to receive the same amount and kind of consideration paid to the holders of Common Stock in the fundamental transaction;
•	the right to require the Company or a successor entity to purchase the unexercised portion of certain warrants at the warrant’s respective fair value using the Black Scholes option pricing formula; or
•

the right to require the Company or a successor entity to redeem the unexercised portion of certain warrants for the same consideration paid to holders of Common Stock in the fundamental transaction at the warrant’s respective fair value using the Black Scholes option pricing formula.

Convertible Promissory Note

As of February 21, 2024, the Company had one outstanding convertible promissory note (the “Note”) in an aggregate principal outstanding amount of $12.6 million, which was issued on November 23, 2021, is convertible by the holder thereof into up to [70,000] shares of Common Stock any time and matures on November 23, 2024.

The Note provides that, commencing on the nine-month anniversary of the date of issuance of the Note, the holder of the Note may convert any portion of the then-outstanding principal amount into shares of Common Stock at a price per share of $180.00, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Beginning on November 23, 2022, the Note began amortizing in twenty-four monthly installments equal to the quotient of (i) the then-outstanding principal amount of the Note, divided by (ii) the number of months remaining until the maturity date of the Note. All amortization payments shall be payable, at the Company’s sole option, in cash, shares of Common Stock or a combination of both. In addition, the Company must pay, on a monthly basis, all interest that has accrued and remains unpaid on the then-outstanding principal amount of the Note. Any portion of an amortization payment or interest payment that is paid in shares of Common Stock shall be priced at 90% of the average of the five lowest daily volume weighted average prices of the Common Stock during the 20 trading days prior to the date of issuance of the shares.

Anti-Takeover Effects of Nevada Law and Provisions of the Company’s Articles of Incorporation and Bylaws

Certain provisions of Nevada law and the Articles of Incorporation, and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), could make the following more difficult:

•	acquisition of the Company by means of a tender offer;
•	acquisition of the Company by means of a proxy contest or otherwise; or
•	removal of the Company’s incumbent officers and directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of the Company to first negotiate with the Board.

Classified Board. The Articles of Incorporation provide that the Board is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. This provision may have the effect of delaying or discouraging an acquisition of the Company or a change in the Company’s management.

Filling Vacancies. The Articles of Incorporation provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or resolution of the Board, be filled only by a majority of the directors then in office, though less than a quorum. The directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

Removal. The Bylaws and the Nevada Revised Statutes (“NRS”) provide that any director may be removed from the Board by the vote or written consent of stockholders representing not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote.

Requirements for Advance Notification of Stockholder Nominations and Proposals. The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board.

Special Meetings of the Stockholders. The Bylaws provide that special meetings of the stockholders may be called by the Chair of the Board or the Company’s President, or by the Board acting pursuant to a resolution adopted by the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

No Cumulative Voting. The Articles of Incorporation and the Bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated Preferred Stock in the Articles of Incorporation makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Amendment of Charter Provisions. The amendment of any of the above provisions set forth in the Articles of Incorporation, except for the provision making it possible for the Board to issue undesignated Preferred Stock, would require approval by a stockholder vote by the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors.

In addition, the NRS contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to the Company as of a particular date if the Company were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless the Company’s articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if the Articles of Incorporation or Bylaws are not amended to provide that these provisions do not apply to the Company or to an acquisition of a controlling interest, or if the Company’s disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then- outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. The Company has not made such an election in its original articles of incorporation or in its Articles of Incorporation and the Company has not amended its Articles of Incorporation to so elect.

Further, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).